Exhibit 99.2
First Quarter 2006 Business Update

Good afternoon and welcome to Select Comfort’s first quarter business update.

This is Jim Raabe, Chief Financial Officer at Select Comfort Corporation. This call was recorded on Wednesday, March 15th, and the replay will remain available on our website at www.selectcomfort.com until our next update or earnings release, currently planned for Tuesday, April 25th, 2006.

Before I begin, let me remind you that the information in this call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the company’s actual results in future periods to differ materially from forecasted amounts. These risks are outlined in our earnings releases and discussed in some detail in our annual report on Form 10-K and other periodic filings with the SEC. We undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

This Business Update will cover three main points:

•	First, I will discuss first quarter sales and profit trends, which to date are ahead of our long-term growth rates;
•	Second, I will update the status of our share repurchase program, and
•	Third, I will address the retention package that our board of directors awarded to Bill McLaughlin as disclosed earlier this month.

First, on the topic of current operating trends, I will talk about sales and margins. Select Comfort continues to build on its history of successfully growing revenues and earnings. Last year, sales grew 24 percent and earnings grew 43 percent. Last year’s performance was in keeping with the company’s longer term track record of 3-year cumulative annual growth rates of 27 percent in sales and 48 percent in operating earnings.

For the first 10 weeks of the quarter, sales growth has again exceeded our long-term growth targets of between 15 and 20 percent. Sales growth continues to be led by unit growth, in particular growth in company-owned channels. We also continue to benefit from expanded distribution with our wholesale partners, such as our planned expansion into additional Sleepy’s and Mattress Firm locations, which we announced a few weeks ago. In addition to unit growth, a favorable combination of pricing and product mix has contributed to a higher than planned average selling price this quarter.

First quarter earnings growth has been strong and could exceed the growth rates implied in our full year 2006 earnings guidance of between 23 and 30 percent. Of particular note, gross margins in the first quarter are expected to be sequentially higher than fourth quarter results as a result of price increases taken in December combined with productivity gains and lower than planned commodity costs. In light of this anticipated gross margin increase and consistent with past

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practice when we have experienced favorable business trends, we have expanded our planned investment in media and other opportunities intended to help sustain the company’s long-term growth. Some of the additional spending will be recognized in the first quarter and the remainder will begin in the second quarter.

Given the uncertainty of our future commodity costs and due to the company’s accelerated investment plans, we are reiterating our full-year guidance of between $1.30 and $1.37 per diluted share, which includes 10- or 11-cents of stock options expense. This equates to earnings growth of between 23 and 30 percent on a comparable accounting basis, which is higher than the company’s long-term growth targets. We are increasingly confident in our expectations for earnings toward the high end of this guidance range.

I will now address my second topic, the company’s stock buy-back program.

Thus far in the first quarter, we have spent nearly $13 million to buy back more than 360,000 shares of our outstanding stock. Our average cost has been approximately $35.50 per share. As a result of the company’s growth and management’s optimism for the future, we continue to feel that share repurchases represent a prudent use of cash.

In closing, I wish to address Bill’s retention package.

In the first week of March, the board of directors proactively offered our CEO, Bill McLaughlin, a one-time, up-front grant of stock options representing five times Bill’s normal annual grant. The grant, in lieu of his annual grants over each of the next five years, will vest in its entirety at the end of five years. The offer was made to secure Bill’s commitment to remain Select Comfort’s Chairman and CEO as we continue to execute our long-term vision. We are proud of the company’s accomplishments during Bill’s tenure with Select Comfort. His commitment to continue to lead our organization demonstrates his conviction to build our brand, sustain our growth and achieve an industry leadership position for Select Comfort.

Our growth opportunities continue to be significant. Our 2007 target is for sales of $1 billion or more and operating margins of 12 percent, before stock options expense. With each passing quarter we become increasingly confident of our potential to achieve these objectives as we aspire to our broader mission of improving people’s lives by improving sleep.

This concludes today’s call. We currently expect to report first quarter results after the close of the financial markets on Tuesday, April 25th. Hopefully you will make time to join us for our regularly scheduled earnings call that day.

Thank you for listening and, as we like to say, sleep well.